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                                                                      EXHIBIT 10
                                                                      ----------

                              EMPLOYMENT AGREEMENT
                              --------------------

THIS EMPLOYMENT AGREEMENT is entered into as of the 25th day of September, 1998, by and among K B TOY OF MASSACHUSETTS, INC., a Massachusetts corporation ("K B Toy"), CONSOLIDATED STORES CORPORATION, a Delaware corporation and the ultimate parent company of K B Toy ("CSC") (K B Toy and CSC are hereinafter jointly referred to as "Employer"), and Michael L. Glazer, an individual residing in Massachusetts ("Executive").

                              W I T N E S S E T H:

WHEREAS, Employer and Executive desire to enter into this Employment Agreement to insure to Employer and Employer's direct and indirect subsidiaries the services of Executive and to set forth the rights and duties of the parties thereto; and

WHEREAS, Employer desires to utilize Employee's services and responsibilities in a manner that will cause Employee to develop confidential and proprietary information, strategies and practices, the disclosure or use of which by anyone for the benefit of any person or entity other than Employer would cause substantial and irreparable harm to Employer; and

WHEREAS, Employer and Employee acknowledge the need for certain restrictions upon Employee's conduct subsequent to a termination of his employment with Employer in order to protect Employer from such harm; and

WHEREAS, Employee desires to accept the nature and scope of services and responsibilities, together with the compensation and other benefits described in this Employment Agreement, in exchange for, among other things, the restrictions described in this Employment Agreement which restrict Employee's conduct and employment with other persons or entities subsequent to a termination of his employment with Employer.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

     1.    EMPLOYMENT; DUTIES.
           ------------------

     (a) EMPLOYMENT. Employer hereby employs Executive and appoints him Chief Executive Officer and President of CSC's group of affiliated K B Toy entities commonly referred to internally as the "K B Toy Division," the financial aspects of which are included in CSC's annual report to stockholders as the "Toy Division," as well as the Chief Executive Officer and President of K B Toy (collectively, "President, Toy Division"), with such duties as may from time to time be prescribed by the Board of Directors of K B Toy and CSC and the Chief Executive Officer of CSC, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

     (b) DUTIES. During the term of this Employment Agreement, Executive shall devote his entire business time and attention to his employment and perform diligently such duties as are customarily performed by a divisional President of a company the size and structure of CSC and its subsidiaries, together with, as of the date hereof, such other duties as may be reasonably requested from time to time by the Chief Executive Officer or the Board of Directors of CSC, which duties shall be consistent with his position as set forth above and in Paragraph 2 of this Employment Agreement. Executive shall cooperate and work with all committees formed by the Board of Directors of CSC including, but not limited to, the Audit Committee, the Compensation


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                                                                      EXHIBIT 10
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           Committee, and the Nominating Committee. As President, Toy Division,
           Executive shall have the authority to implement the policies and decisions of the Board of Directors of CSC and K B Toy and to assist the Chief Executive Officer of CSC in directing Employer's business strategy, development and operations. So long as Executive shall serve as President, Toy Division, Executive shall report only to the Board of Directors of each of CSC and K B Toy as well as the Chief Executive Officer of CSC, and shall not be subject to the authority, direction or discretion of any officer, whether in a position now existing or hereafter created or appointed. If there shall occur, with respect to the Executive, any of the following events: (i) any diminution of duties or diminution in authority, title or office;
           (ii) any assignment of duties inconsistent with his position as President, Toy Division; (iii) any change in title to a title of lesser authority; (iv) a material withdrawal of administrative support, or a permanent assignment to office space inconsistent with the position of President, Toy Division; (v) any reduction in compensation not consistent with and equitably proportionate to general reductions made in compensation of other executive officers of CSC or K B Toy; or (vi) removal from the Board of Directors of CSC, or the failure of management to renominate Executive for membership on CSC's Board of Directors in connection with a meeting of shareholders, then any such event shall be considered to be a Change in Control of Employer and shall entitle Executive, in addition to any other rights he may have, to the rights and remedies provided in Paragraph 7(d) hereof; PROVIDED, HOWEVER, that Executive shall notify Employer in writing of any such alleged event or events, specifying the same, and Employer shall have a period of fifteen (15) days after such notice to cure, remedy or rescind the actions, circumstances or conditions causing or giving rise to such event or events before Executive shall be entitled to exercise any such rights and remedies. The right of Employer to cure any such alleged event or events as set forth in the immediately preceding sentence shall be applicable only in the event that a "Change in Control" shall have occurred solely by reason of such modification or diminution of duties or authority and shall not be applicable following the occurrence of any Change in Control as defined in Paragraph 7(f) below.

     (c) FULL TIME AND ATTENTION. Except as expressly permitted herein, Executive shall not, without the prior written consent of Employer, directly or indirectly during the term of this Employment Agreement, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise. So long as it does not interfere with his full time employment hereunder, Executive may (i) attend to outside investments and serve as a director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations and
           (ii) serve as a director of not more than two (2) public corporations that are not engaged in the Company Business (as defined in Paragraph 9(a) hereof).

     (d) BUSINESS DECISIONS. Executive shall have no liability to Employer for any act or omission undertaken during the term of this Employment Agreement in his good faith business judgment in furtherance of his duties as prescribed in or under this Employment Agreement.

     2.    TERM AND POSITIONS.

     (a) TERM. Subject to the provisions for termination as hereinafter provided, the term of this Employment Agreement shall begin on May 19, 1998 and shall continue thereafter until Executive's employment is terminated as provided in Paragraph 7. This Employment Agreement supersedes and replaces the May 8, 1995 Employment Agreement between CONSOLIDATED STORES CORPORATION, an Ohio corporation ("Consolidated"), CSC and Executive.


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                                                                      EXHIBIT 10
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     (b)   POSITIONS. Executive shall, without any compensation in addition to that which is specifically provided in this Employment Agreement, serve as an officer of K B Toy and in such substitute or further offices or positions with Employer or any subsidiary of Employer as shall from time to time be reasonably requested by the Chief
           Executive Officer or Board of Directors of CSC. Each office and position with Employer or any subsidiary of Employer in which Executive may serve or to which he may be appointed shall be consistent in title and duties with Executive's position as a divisional President of Employer. For service as a director or officer of CSC, K B Toy or any subsidiary of either of them, which service shall in each instance be deemed to be at the request of CSC and its Board of Directors, Executive shall be entitled to the protection of the applicable indemnification provisions of the charter and by-laws of CSC, K B Toy and any such subsidiary, as well as the protection afforded by that certain Indemnification Agreement between CSC and Executive dated June 11, 1991, and Employer agrees to indemnify and hold harmless Executive from and against any claims, liabilities, damages or expenses incurred by Executive in or arising out of the status, capacities and activities as an officer or director of CSC, K B Toy and any subsidiary of either to the maximum extent permitted by law. For purposes of this Employment Agreement, all references herein to subsidiaries of CSC and/or K B Toy shall be deemed to include references to subsidiaries now or hereafter existing.

     3.    COMPENSATION.
           -------------

     (a) SALARY. For all services he may render to CSC and K B Toy (and any subsidiary of either of them) during the term of this Employment Agreement, as determined by the Compensation Committee of the CSC Board of Directors on February 23, 1998, Employer shall pay to Executive, commencing on February 1, 1998, a salary at the rate (the "Salary Rate") of Six Hundred and Thirty Thousand Dollars ($630,000.00) per annum, subject to adjustment by the Board of Directors of CSC, payable in those installments customarily used in payment of salaries to Employer's executives (but in no event less frequently than monthly).

     (b) BONUS. In addition to the salary compensation as above stated, Employer shall pay to Executive bonus compensation during the term of this Employment Agreement in amounts to be determined and paid as follows:

           (i) Beginning February 1, 1998 for each fiscal year of Employer completed during the term of this Employment Agreement, an amount equal to the Salary Rate at the end of such fiscal year multiplied by the Bonus Payout percentage as determined by the Bonus Program set each fiscal year by the Compensation Committee of the CSC Board of Directors. The Bonus Program is based upon the achievement of Employer's annual financial plan. The Target Bonus for Executive is 100% of base salary and the Stretch Bonus for Executive is 200% of base salary, both of which are defined in the Bonus Program and are subject to adjustment by the Board of Directors of CSC.

           (ii) Any bonus paid for a fiscal year under Paragraph 3(b)(i) shall be paid within forty-five (45) days after Employer's independent auditor has delivered its opinion with respect to the financial statements of Employer for such fiscal year (whether or not Executive is then in the employ of Employer). Employer shall use all reasonable efforts to cause such auditor to deliver such opinion within ninety (90) days after the close of such fiscal year.

           (iii) For purposes of this Employment Agreement, the term "fiscal year" shall mean with respect to any year, the period commencing on the Sunday next following the Saturday closest to January 31 in a calendar year and ending in the next following calendar year on the Saturday closest to January 31.


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                                                                      EXHIBIT 10
                                                                      ----------


     4. TERMINATION IN THE EVENT OF DEATH OR PERMANENT DISABILITY. In the event of a termination of employment as a consequence of Employee's death or "permanent disability" (as defined below) during the term of this Employment Agreement:

     (a) Executive or his estate, as the case may be, shall be entitled to receive a pro rata portion of the bonus applicable to the fiscal year in which such death or permanent disability occurs, as such bonus is determined under Paragraph 3(b) of this Employment Agreement. Such pro rata portion shall be determined by multiplying a fraction, the numerator of which shall be the number of days in the applicable fiscal year elapsed prior to the date of death or permanent disability, as the case may be, and the denominator of which shall be 365, by the amount of bonus that would have been payable, if any, pursuant to such Paragraph 3(b), if Executive had remained employed under this Employment Agreement for the entire applicable fiscal year. The bonus shall be paid when and as provided in Paragraph 3(b)(ii) of this Employment Agreement.

     (b) Except as otherwise provided in Paragraphs 5, 6 and 8 of this Employment Agreement, Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such death or permanent disability, as the case may be.

     (c) For the purposes of this Employment Agreement, Executive's "permanent disability" occurrence and benefits shall be determined in the same manner as are other such occurrences and benefits under Employer's Disability Policy in effect at the date of the occurrence.

     5. TRANSPORTATION. During the term of this Employment Agreement, Employer shall provide Executive with a current luxury model automobile purchased or leased by Employer, in accordance with applicable policies of Employer. Employer shall pay all maintenance and repair expenses with respect to the automobile, procure and maintain in force at Employer's expense collision, comprehensive, and liability insurance coverage with respect to the automobile, and pay operating expenses with respect to the automobile to the extent such operating expenses are incurred in the conduct of Employer's business. ~~

     6.    LIFE INSURANCE AND OTHER BENEFITS.
           ----------------------------------

     (a) Vacation and Sick Leave. Executive shall be entitled to such periods of vacation and sick leave allowance each year which shall not be less than as provided under Employer's Vacation and Sick Leave Policy for executive officers.

     (b) Group Plans, Etc. Executive (and his family if their participation is permitted under the terms of the subject plan) shall be entitled to participate in any group life, hospitalization, or disability insurance plan, health program, or other executive benefit plan (other than bonus compensation or performance plans to the extent that such plans, in the case of Executive, are in lieu of the bonus plan set forth in Paragraph 3(b) above) that is generally available to similarly titled executive officers of K B Toy. Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. Executive shall be entitled to 100% reimbursement of his medical and dental expenses incurred during the term of this Employment Agreement.


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                                                                      EXHIBIT 10
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     7.    TERMINATION AND FURTHER COMPENSATION.
           -------------------------------------

     (a) The employment of Executive under this Employment Agreement and the term hereof may be terminated:

           (i) by Employer or Executive at any time upon thirty (30) days notice to the other party of such termination, or

           (ii)  by Employer on death or permanent disability of Executive, or

           (iii) By Employer for cause at any time. For purposes hereof, the term "cause" shall mean:

                  (A) Executive's conviction of fraud or a felony or any crime involving moral turpitude or Executive's commission of acts of embezzlement or theft in connection with his duties or in the course of his employment with Employer or any subsidiary;

                  (B) Executive's willful breach of any material provision of this Employment Agreement which failure has not been cured in all substantial respects within ten (10) days after Employer gives notice thereof to Executive; or

                  (C) Executive's willful, wrongful engagement in any Competitive Activity (as that term is hereinafter defined).

                  Any termination of Executive for "cause" shall not be effective until all the following shall have taken place:

                 (i) The Secretary of CSC pursuant to resolution of the Board of Directors of CSC, shall have given written notice to Executive that, in the opinion of the Board of Directors, Executive may be terminated for cause, specifying the details;

                  (ii) Executive shall have been given a reasonable opportunity to appear before the Board of Directors prior to the determination of the Board evidenced by such resolution;

                  (iii) With respect to any matters other than Executive's
                        conviction of fraud or a felony or a crime involving moral turpitude, Executive shall neither have ceased to engage in the activity giving rise to the proposed determination for cause within thirty (30) days after his receipt of such notice nor diligently taken all reasonable steps to that end during such thirty (30) day period and thereafter;

                  (iv) After complying with the procedures set forth in subparagraphs (i) through (iii) above, Executive shall have been delivered a certified copy of a resolution of the Board of Directors of CSC adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board of Directors finding that Executive was guilty of the conduct giving rise to the termination for cause.

                  Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under this Employment Agreement, at law, in equity or otherwise. On any



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                                                                      EXHIBIT 10
                                                                      ----------


                  termination of this Employment Agreement, Executive shall be deemed to have resigned from all offices and directorships held by Executive in Employer and any subsidiaries of Employer.

                  The term "Competitive Activity" shall mean Executive's participation, without the written consent of the Board of Directors of CSC, in the management of any business operation of any enterprise if such operation (a "Competitive Operation") engages in substantial and direct competition with Employer or any subsidiary. For purposes of this Employment Agreement, a business enterprise shall be considered in substantial and direct competition with Employer or any subsidiary if such business operation's retail sales of toy merchandise amount to ten percent (10%) or more of such business operation's total sales. "Competitive Activity" shall not include (i) the mere ownership of securities in any publicly traded enterprise and the exercise of rights appurtenant thereto or (ii) participation in management of any publicly traded enterprise or business operation thereof other than in connection with the Competitive Operation of such enterprise.

     (b) In the event of termination for any of the reasons set forth in subparagraph (a)(iii) of this Paragraph 7, except as otherwise provided in Paragraph 8 of this Employment Agreement, Executive shall be entitled to no further compensation or other benefits under this Employment Agreement (other than as provided by law), except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination, and Executive shall not be entitled to receive any bonus determined under Paragraph 3 of this Employment Agreement or otherwise, except for and in respect of completed fiscal years for which Executive has not then been paid.

     (c) In the event of the termination of Executive's employment by Employer pursuant to subparagraph (a)(i) above or if a Change in Control is deemed to have occurred pursuant to Paragraph 1(b), Executive shall be entitled to severance compensation as follows: (x) the continuation of his compensation for a period of 365 days, including bonus compensation (as provided below), and (y) all other benefits and perquisites to which he is entitled hereunder for a period of 365 days following the date of such termination of employment, except that (i) the benefits and perquisites referred to in clause (y) shall be sooner reduced and/or terminated (other than as provided by law) when and to the extent that the Executive is entitled to receive the same from another employer during such period (but no obligation of Executive to attempt to mitigate damages under this subparagraph (c) shall be implied) and (ii) any bonus compensation to be paid to Executive in respect of such period shall be limited solely to the pro rata portion thereof earned in the fiscal year of Employer (determined in the manner provided in Paragraph 3) in which such termination occurs, except for and in respect of completed fiscal years for which Executive has not then been paid. Additionally, the stock options listed on the attached Exhibit A shall all vest and become exercisable upon the date of termination of Executive's employment.

     (d) If there is a Change in Control (as defined in Section 7(f) hereof) and Executive's employment is thereupon terminated or terminated within twenty four (24) months after the effective date thereof, Executive shall be entitled to the termination benefits set forth in
           Section 7(e) hereof. For purposes of this Employment Agreement, Executive's employment shall be deemed to have been terminated only if Employer terminates such employment other than for cause (as defined in Section 7(a)(iii) hereof) or if a Constructive Termination occurs. "Constructive Termination" shall mean a resignation by Executive because of any of the following events: (i) any diminution of duties or diminution in authority, title or office; (ii) any assignment of duties inconsistent with his position as President, Toy Division; (iii) any change in title to a title of lesser authority;
           (iv) a material withdrawal of administrative support, or a permanent assignment to office space inconsistent



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                                                                      EXHIBIT 10
                                                                      ----------

           with the position of President, Toy Division; (v) any reduction in compensation not consistent with and equitably proportionate to general reductions made in compensation of other executive officers of CSC or K B Toy; or (vi) removal from the Board of Directors of CSC, or the failure of management to renominate Executive for membership on CSC's Board of Directors in connection with a meeting of shareholders (as reasonably determined by Executive in his good faith discretion).

     (e) The benefits payable to Executive pursuant to Section 7(d) hereof are as follows:

           (i) K B Toy shall pay to Executive a lump sum cash payment, net of any applicable withholding taxes in an amount equal to two times the annual salary paid or payable to Executive immediately prior to the effective date of such Change in Control (the "Lump Sum Payment"); provided, that if there are fewer than twenty four (24) months remaining from the date of Executive's termination to Executive's normal retirement date at age 65, K B Toy shall instead pay Executive the amount obtained by multiplying the Lump Sum Payment by a fraction, the numerator of which is the number of months so remaining and the denominator of which is 24. The applicable amount shall be paid on the later of (x) the next business day after the day Executive's employment is terminated, or (y) the next business day after the effective date of such Change in Control.

           (ii) In addition to the payment described in Subsection 7(e)(i) above, K B Toy shall pay to Executive a lump sum cash payment, net of any applicable withholding taxes, in an amount equal to two times the Executive's then current annual Stretch Bonus, as defined in the Bonus Program described in Subsection 3(b)(i) above (the "Lump Sum Bonus Payment"); provided, that (A) in the event the Executive's then current Stretch Bonus is undefined or is not subject to a maximum payout, the Executive's annual Stretch Bonus shall be deemed to be 200% of the Executive's then current base salary and (B) if there are fewer than twenty four (24) months remaining from the date of Executive's termination to Executive's normal retirement date at age 65, K B Toy shall instead pay Executive the amount obtained by multiplying the Lump Sum Bonus Payment by a fraction, the numerator of which is the number of months so remaining and the denominator of which is 24. Executive shall receive the Lump Sum Bonus Payment at the same time Executive receives the Lump Sum Payment described in Subsection 7(e)(i) above.

           (iii) The stock options listed on the attached Exhibit A shall all vest and become exercisable upon the date of termination of Executive's employment.

           (iv) For a period of one year, Executive (and his family, if their participation is permitted under the terms of the subject plan) shall be entitled to participate in any group life, hospitalization, or disability insurance plan, health program, or other executive benefit plan (other than bonus compensation or performance plans to the extent that such plans, in the case of Executive, are in lieu of the bonus plan set forth in Subsection 7(e)(ii) above) that is generally available to similarly titled executive officers of K B Toy; provided, that Executive's participation in the plans referred to in this Subsection 7(e)(iv) shall be terminated (other than as provided by law) when and to the extent that Executive is entitled to receive the same from another employer during such period. Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan, including, but not limited to, reimbursement of 100% of all medical and dental expenses incurred during the period of participation in the plans referred to above.



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                                                                      EXHIBIT 10
                                                                      ----------


           (v) If all or any portion of the amount payable to Executive under this Employment Agreement, either alone or together with other amounts that Executive is entitled to receive in connection with a Change in Control, constitutes "excess parachute payments," within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or successor provision, that are subject to the excise tax imposed by
                 Section 4999 of the Code (or any similar tax or assessment), the amounts payable hereunder shall be increased to the extent necessary to place Executive in the same after-tax position as Executive would have been in had no such excise tax or assessment been imposed on any such payment paid or payable to Executive under this Employment Agreement or any other payment that Executive may receive as a result of such Change in Control. The determination of the amount of any such tax or assessment and the resulting amount of incremental payment required hereby in connection therewith shall be made by the independent accounting firm employed by K B Toy immediately prior to the applicable Change in Control, within thirty (30) calendar days after the payment of the amount payable pursuant to Subsections (e)(i), (e)(ii) and (e)(iv) hereof, and said incremental payment shall be made within five (5) business days after said determination has been made. For purposes of determining the amount of incremental payment required by this Subsection, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the incremental payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the incremental payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of such incremental payments in Executive's adjusted gross income.

           (vi) If, after the date upon which any payment required under this Employment Agreement has been made, it is determined (pursuant to final judgment of a court of competent jurisdiction, or an agreed upon tax assessment) that the amount of excise or other similar taxes or assessments payable by Executive is greater than the amount initially so determined, then K B Toy shall pay Executive an amount equal to the sum of (i) such additional excise or other similar taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse Executive for any income, excise or other tax or assessment payable by Executive with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii). Payment thereof shall be made within five (5) business days after the date upon which such subsequent determination is made.

     (f) As used herein, "Change in Control" means any of the following events: (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of CSC entitled to vote for the election of directors; (ii) a majority of the Board of Directors of CSC is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors of CSC in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors of CSC at any date consists of persons not so nominated and approved;
           (iii) the stockholders of CSC approve an agreement to reorganize, merge or consolidate with another corporation (other than K B Toy or an affiliate); or (iv) the stockholders of CSC adopt a plan or approve an agreement to sell or otherwise dispose of all or



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                                                                      EXHIBIT 10
                                                                      ----------


           substantially all of CSC's assets (including without limitation, a plan of liquidation or dissolution), in a single transaction or series of related transactions. The effective date of any such Change in Control shall be the date upon which the last event occurs or last action taken such that the definition of such Change in Control (as set forth above) has been met. For purposes of this Employment Agreement, the term "affiliate" shall mean: (i) any person or entity qualified as part of an affiliated group which includes K B Toy and CSC pursuant to Section 1504 of the Code; or (ii) any person or entity qualified as part of a parent-subsidiary group of trades and businesses under common control within the meaning of Treasury Regulation Section 1.414(c)(2)(b). Determination of affiliate shall be tested as of the date immediately prior to any event constituting a Change in Control. The other provisions of this Paragraph 7(f) notwithstanding, the term "Change in Control" shall not mean any transaction, merger, consolidation, or reorganization in which CSC exchanges or offers to exchange newly issued or treasury shares in an amount less than 50% of the then outstanding equity securities of CSC entitled to vote for the election of directors, for 51% or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than Employer or an affiliate thereof (the "Acquired Corporation"), or for all or substantially all of the assets of the Acquired Corporation.

     (g) Executive shall provide K B Toy with at least forty five (45) days notice of any election by Executive to terminate his employment, which shall set forth in detail the grounds upon which any Constructive Termination of Executive's employment is based, and shall not be entitled to the benefits available hereunder in connection therewith unless such notice is timely given.

     (h) If any amount due Executive hereunder is not paid when due, then K B Toy shall pay interest on said amount at an annual rate equal to the base lending rate of National City Bank, Cleveland, Ohio, or successor, as in effect from time to time, for the period between the date on which such payment is due and the date said amount is paid.

     (i) K B Toy's obligation to pay Executive the compensation and to make the arrangements required hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right that K B Toy may have against Executive or otherwise. All amounts payable by K B Toy under this Employment Agreement, including, without limitation, legal fees and expenses, shall be paid without notice or demand and shall be secured by CSC's unrestricted guarantee of due and punctual payment. Subject to the proviso in Section 7(h) above, each and every payment made hereunder by K B Toy shall be final and K B Toy shall not seek to recover all or any part of such payment from Executive or from whosoever may be entitled thereto, for any reason whatsoever. Executive shall not be obligated to seek other employment or compensation or insurance in mitigation of any amount payable or arrangement made under any provision of this Employment Agreement, and the obtaining of any such other employment or compensation or insurance shall in no event effect any reduction of K B Toy's obligations to make the payments and arrangements required to be made under this Employment Agreement.

     (j) From and after any termination of Executive's employment, Executive shall retain in confidence and not use for his own benefit or on behalf of any other person or entity any confidential information known to him concerning CSC, K B Toy, their respective subsidiaries or their respective businesses so long as such information is not publicly disclosed by someone other than Executive.

                                                                      EXHIBIT 10
                                                                      ----------


     (k) In partial consideration of the benefits granted to Executive herein, Executive agrees that during the six-month period immediately following Executive's termination, if Executive shall have received benefits under Section 7(e) above, Executive shall not engage in any Competitive Activity, as defined in Section 7(a).

     (l) Any provision in this Employment Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provision hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (m) Except as specifically set forth herein, this Employment Agreement shall not be deemed to negate, supersede or alter any other agreement or arrangement between Executive and Consolidated, CSC or K B Toy or any other rights to which Executive may be entitled, and shall be and remain in effect in addition to any such other agreement or rights, whether now existing or later created.

     8. EXPENSES. Employer shall reimburse Executive during the term of this Employment Agreement for travel, entertainment and other expenses reasonably incurred by Executive in the promotion of Employer's business. Executive shall furnish such documentation with respect to reimbursement to be paid under this Paragraph 8 as Employer shall reasonably request.

     9.    COVENANTS OF EXECUTIVE.

     (a) Covenant Against Competition. Executive acknowledges that (i) the principal businesses of Employer include the operation of its "Odd Lots", "Big Lots", "MacFrugal's" and "Pic N' Save" discount general merchandise consumer goods retail outlets, the inventories of which are acquired primarily through special purchase situations such as overstocks, closeouts, liquidations, bankruptcies, wholesale distribution of overstock, distress, liquidation and other volume inventories, the operation of its K B Toy, K B Toy Works, and K B Toy Liquidator toy stores, and the operation of its Big Lots Furniture and Odd Lots Furniture stores (the "Company Business"); (ii) Employer is one of the limited number of persons who has developed such business; (iii) the Company Business is national in scope; (iv) Executive's work for Employer will give him access to the confidential affairs of Employer; and (v) the agreements and covenants of Executive contained in this Paragraph 9 are essential to the business and goodwill of Employer. Accordingly, Executive covenants and agrees that:

           (A) During the term of Executive's employment with Employer and for a period of two (2) years (the "Restricted Period") following either the voluntary termination of such employment by Executive or the termination of such employment for "cause" (as such terms is defined in Subsection 7(a)(iii) above, Executive shall not in any location where Employer's retail stores are located throughout the United States of America, directly or indirectly, (1) engage in the Company Business for Executive's own account (other than pursuant to this Employment Agreement),
                 (2) render any services to any person engaged in such activities (other than Employer), or (3) or engage in any Competitive Activity (as defined above), PROVIDED, HOWEVER, that in the event of a Change in Control the Restricted Period shall be for a period of six (6) months.

           (B) During the Restricted Period, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Company Business hereafter learned by Executive, and shall not disclose them to anyone except with

                                                                      EXHIBIT 10
                                                                      ----------


                 Employer's express written consent and except for information which (i) is at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive, or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Employment Agreement.

           (C) So long as there has not occurred a Change in Control, Executive shall not, during the Restricted Period, without Employer's prior written consent, directly or indirectly, solicit or encourage to leave the employment of Employer or any of its subsidiaries, any executive of Employer or any of its subsidiaries.

           (D) All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive concerning the Company Business shall be Employer's property and shall be delivered to Employer at any time on request.

     (b) Rights and Remedies Upon Breach. If Executive breaches any of the provisions of Paragraph 9(a) (the "Restrictive Covenants"), or a breach thereof is imminent, Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity:

           (i) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, temporary or permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damage will not provide adequate remedy to Employer; and

           (ii) The right and remedy to require Executive to account for and pay over to Employer all compensation, profits, monies, accruals, increments, or other benefits derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants. Employer may set off any amounts finally determined to be due it under this Paragraph 9(b) against any amounts owed to Executive.

     (c) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable in geographical and temporal scope, with respect to the activities restricted and in all other respects. If it is determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

     (d) Blue-Pencilling. If it is determined that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     10. WITHHOLDING TAXES. Except as otherwise provided, all payments to Executive, including the bonus compensation under this Employment Agreement, shall be subject to withholding on account of federal,

                                                                      EXHIBIT 10
                                                                      ----------


           state, and local taxes as required by law. Any amounts remitted by Employer to the appropriate taxing authorities as taxes withheld by Employer from Executive on income realized by Executive shall reduce the amounts payable by Employer to Executive hereunder. If any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, Employer may withhold such taxes from any other payment due Executive.

     11. NO CONFLICTING AGREEMENTS. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or would prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

     12. SEVERABLE PROVISIONS. The provisions of this Employment Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

     13. BINDING AGREEMENT. Subject to Executive's consent, each of CSC and K B Toy shall require any successor (whether direct or indirect), by purchase, merger, consolidation, reorganization or otherwise, to all or substantially all of the business and/or assets of any of them expressly to assume and to agree to perform this Employment Agreement in the same manner and to the same extent that each of them would be required to perform if no such succession has taken place. This Employment Agreement shall be binding upon and inure to the benefit of each of CSC and K B Toy and any successor of any of them, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of any of them whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Employer" for purposes of this Employment Agreement), but shall not otherwise be assignable or delegatable by CSC or K B Toy. In the event Executive fails to consent to the assumption of this Employment Agreement, this Employment Agreement shall be deemed terminated by Employer pursuant to Paragraph 7(a)(i), effective as of the date such succession has taken place.

           This Employment Agreement shall inure to the benefit of and be enforceable by Executive and each of Executive's personal or legal representatives, executive, administrators, successor, heirs, distributees and/or legatees.

     14. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed five (5) days after the date of deposit in the United States mails as follows:

                    (i)    if to the Employer to:         Consolidated Stores Corporation
                                                          300 Phillipi Road
                                                          Columbus, Ohio 43228-1310
                                                          Attention:  Albert J. Bell, Esq.
                                                          Executive Vice President
                           with a copy to:                Chairman of the Compensation Committee
                                                          of the CSC Board of Directors

                                                                      EXHIBIT 10
                                                                      ----------


                    (ii)   if to the Executive to:        Michael L. Glazer
                                                          c/o Kirkland & Ellis
                                                          200 East Randolph
                                                          Chicago, Illinois 60601
                                                          Attention:  Donald G. Kempf, Jr.
                                                          or John E. Kirkpatrick

           Any such person may by notice given in accordance with this Paragraph to the other parties hereto, designate another address or person for receipt by such person of notices hereunder.

     15. WAIVER. The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's rights to assert all other legal remedies available to it under the circumstances.

     16. MISCELLANEOUS. This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced. If Executive is successful in any proceeding against Employer to collect amounts due Executive under this Employment Agreement, Employer shall reimburse Executive for his court costs and reasonable attorneys' fees in connection therewith.

     17. GOVERNING LAW. This Employment Agreement shall be governed by and constructed according to the laws of the State of Ohio.

     18. CAPTIONS AND PARAGRAPHS HEADINGS. Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

     19. INTERPRETATION. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

     20. AMENDMENTS. Neither CSC nor K B Toy shall amend, terminate, or suspend this Employment Agreement or any provision hereof without the written consent of Executive.

     21. LEGAL FEES AND EXPENSES. It is the intent of Employer that Executive not be required to incur the expenses associated with the enforcement of his rights under this Employment Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that Employer has failed to comply with any of its obligations under this Employment Agreement, or in the event that Employer or any other person takes any action to declare this Employment Agreement void and/or unenforceable, or institutes any litigation designed to deny, and/or to recover from, Executive the benefits intended to be provided to Executive hereunder, Employer hereby irrevocably authorizes Executive from time to

                                                                      EXHIBIT 10
                                                                      ----------


           time to retain counsel of his choice to represent Executive in connection with the initiation or defense of any litigation and/or other legal action, whether by or against Employer or any director, officer, stockholder, or other person affiliated with Employer in any jurisdiction. K B Toy shall pay Executive's actual expenses for attorneys' fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments so made to Executive equal such fees and disbursements; provided, that Executive shall be responsible for his own fees and expenses with respect to any lawsuit between Executive and Employer to enforce rights or obligations under this Employment Agreement in which Employer is the prevailing party. The fees and expenses incurred by Executive in instituting or responding to any such negotiation or legal action shall be paid by K B Toy as they are incurred, in advance of the final disposition of the action or proceeding, upon receipt of an undertaking by Executive to repay such amounts if Employer is ultimately determined to be the prevailing party. Notwithstanding any existing or prior attorney-client relationship between Employer and such counsel, Executive may enter into an attorney-client relationship with such counsel, and in that connection Employer acknowledges that a confidential relationship shall exist between Executive and such counsel.

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be effective as of the date first listed above.

         Attest:                                   CONSOLIDATED STORES CORPORATION,
                                                   a Delaware Corporation


                                                   By:
         -----------------------------                 ---------------------------------
         Asst. Secretary                               William G. Kelley, Chairman
                                                       and Chief Executive Officer





         Attest:                                   K B TOY OF MASSACHUSETTS, INC.,
                                                   a Massachusetts Corporation





                                                   By:
         -----------------------------                 ---------------------------------
         Asst. Secretary                               Albert J. Bell, Executive Vice President





                                                       ---------------------------------
                                                       MICHAEL L. GLAZER

                                                                      EXHIBIT 10
                                                                      ----------


                                    EXHIBIT A



The stock options evidenced by that certain CONSOLIDATED STORES CORPORATION NON-QUALIFIED STOCK OPTION PLAN AGREEMENT, as amended by the FIRST AMENDMENT TO NON-QUALIFIED STOCK OPTION PLAN AGREEMENT, by and between CSC and Executive, the originals of which are attached hereto as EXHIBIT C-1 and EXHIBIT C-2.